Exhibit 5.1

Kenneth L. Guernsey

T: +1 415 693 2091

kguernsey@cooley.com

November 6, 2014

Medivation, Inc.

525 Market Street, 36th Floor

San Francisco, CA 94105

Ladies and Gentlemen:

We have acted as counsel to Medivation, Inc. (the “Company”), a Delaware corporation, and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 2,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM